Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Arbios Systems, Inc.

We consent to the use of our Independent Registered Public Accounting Firm Report dated March 28, 2008, covering the financial statements of Arbios Systems, Inc. for the years ended December 31, 2007 and 2006, and for the period from August 23, 2000 (inception) to December 31, 2007, to be included in this Registration Statement on Form S-1 under the securities Act of 1933 to be filed with the Securities and Exchange Commission on or about April 27, 2008.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Stonefield Josephson, Inc.

Los Angeles, California
April 27, 2008